                                                           EXHIBIT 99


DATE:  June 24, 1997   LIDAK PHARMACEUTICALS   CONTACT:    Lisa Dawn Katz
                           NEWS RELEASE                       Director,
                                                           Communications &
                                                            Investor Relations
                                                           LIDAK Pharmaceuticals
                                                           (619) 558-0364,
                                                               ext. 256

                                                           David H. Katz, M.D.
                                                           President/CEO
                                                           LIDAK Pharmaceuticals
                                                           (619) 450-1538


            LIDAK PHARMACEUTICALS' MALIGNANT MELANOMA VACCINE, LP2307
                 PHASE 1/2 CLINICAL TRIAL COMPLETED SUCCESSFULLY

      LA JOLLA, CALIFORNIA -- June 24, 1997 -- LIDAK Pharmaceuticals (NASDAQ
NNM: LDAKA) reported today the completion of a Phase 1/2 clinical trial studying the safety and efficacy of its Large Multivalent Immunogen (LMI) vaccine, LP2307, in stage three and four malignant melanoma patients. LP2307 Injectable Suspension is created by attaching melanoma cellular antigens onto cell-size microspheres. The technology aims to elicit tumor-specific immune responses against each patient's melanoma with possible stabilization of the disease and prolongation of life. This trial was the first time LP2307 had been tested in humans, and the treatment proved to be safe and well-tolerated. The possible efficacy of this treatment is now under review.

      A total of 17 patients, one with stage three and 16 with stage four malignant melanoma, completed the Phase 1/2 clinical trial which was conducted by Dr. Malcolm S. Mitchell, Director of the Center for Biological Therapy and Melanoma Research at the Cancer Center of the University of California, San Diego. Criteria for the study conformed with the staging system adopted by the American Joint Committee on Cancer and defined stage three melanoma as limited nodal metastases and stage four as advanced regional metastases or any patient with distant metastases. This clinical trial was designed to examine primary endpoints of safety, tolerance and to determine the optimum biological dose of LP2307. The efficacy of the study will be evaluated as a secondary endpoint with consideration for an expanded trial. The study design called for three groups of six patients. The patients in each group received three monthly injections at one of three dose levels, with each patient being followed for a total of four months. LP2307 at all of the dose levels was well tolerated and five of the patients in the study continued treatment beyond the four month initial phase. LIDAK anticipates having a final analysis of all of the study endpoints by the end of the third quarter of 1997.

June 24, 1997
LIDAK PHARMACEUTICALS' MALIGNANT MELANOMA VACCINE, LP2307
PHASE 1/2 CLINICAL TRIAL COMPLETED SUCCESSFULLY
PAGE 2

      LIDAK's LMI technology is a novel proprietary approach to immunotherapy of cancer designed to stimulate tumor-specific killer cells, known as cytotoxic T lymphocytes (CTL), to combat invading tumor cells in the cancer-bearing host. In experimental laboratory models, LMI has been shown to stimulate increased CTL responses specific to a variety of tumor types and to improve the survival rates in cancer bearing mice.

      Commenting on the announcement, David H. Katz, M.D., LIDAK's president and chief executive officer, stated, "Accomplishing the successful translation from in vivo laboratory models to human patients in the clinic represents an important milestone in our development efforts with the LMI technology. It is encouraging that LP2307 Injectable Suspension appears to be safe and well-tolerated. We hope that further evaluation of the study will support data from our experimental laboratory models, in which LMI has been shown to stimulate increased CTL responses specific to a variety of tumor types and to improve the survival rates of cancer-bearing mice." Malcolm S. Mitchell, M.D. added, "I was pleased to have completed this initial study of a novel therapeutic technology for malignant melanoma with LIDAK Pharmaceuticals.
LP2307 has proved to be safe and well-tolerated in this trial."

      LIDAK Pharmaceuticals is developing therapeutic products against virally caused diseases, inflammatory disorders and cancer. LIDAK recently completed the patient enrollment and treatment portion of two Phase 3 clinical trials studying its proprietary drug, n-docosanol (LIDAKOL(R)) as a treatment for oral herpes. The studies were conducted on over six hundred patients at 22 clinical sites around the United States. The Company anticipates data availability during the summer of 1997, as previously reported.

                                          # # #

The information contained in this press release should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business, including risks and uncertainties related to drug development and clinical trials.